Exhibit 99.2

Contact:

Gretchen Hommrich

Director, Investor Relations

(615) 861-6000

ACADIA HEALTHCARE ANNOUNCES PRICING OF $475 MILLION SENIOR NOTES DUE

2029

FRANKLIN, Tenn. (September 29, 2020) – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (the “Company” or “Acadia”) announced today the pricing of its previously announced private offering (the “Offering”) of $475 million in aggregate principal amount of its 5.000% senior notes due 2029 (the “Notes”). The Offering is expected to close on October 14, 2020. The closing of the Offering is subject to the satisfaction of customary and market conditions.

The Company intends to use the net proceeds from the Offering to prepay outstanding borrowings under its existing Term Loan B facility Tranche B-3 and for general corporate purposes, which may include additional debt repayment, and to pay related fees and expenses in connection therewith.

The Notes will bear interest at the rate of 5.000% per year. Interest on the Notes will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2021. The Notes will mature on April 15, 2029. The Notes were offered at a price of 100.000% of the principal amount.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States, or for the benefit of U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities or blue sky laws. Accordingly, the Notes were offered only to persons reasonably believed to be “qualified institutional buyers,” as that term is defined under Rule 144A of the Securities Act, or outside the United States to non-“U.S. persons” in accordance with Regulation S under the Securities Act.

A confidential offering memorandum for the Offering of the Notes has been made available to such eligible persons. The Offering is being conducted in accordance with the terms and subject to the conditions set forth in such confidential offering memorandum.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, or solicitation to buy, if at all, will be made only by means of a confidential offering memorandum.

About Acadia

Acadia is a leading provider of behavioral healthcare services. As of June 30, 2020, Acadia operated a network of 589 behavioral healthcare facilities with approximately 18,200 beds in 40 states, the United Kingdom and Puerto Rico. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This press release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. The forward-looking statements contained in this press release include statements related to the Offering and the use of proceeds therefrom. Factors that may cause actual results to differ materially include, without limitation, (i) the impact of the COVID-19 pandemic, including, without limitation, disruption to the U.S. and U.K. economies and financial markets; reduced admissions and patient volumes; increased costs relating to labor, supply chain and other expenditures; and difficulty in collecting patient accounts receivable due to increases in the unemployment rate and the number of underinsured and uninsured patients; (ii) potential difficulties operating our business in light of political and economic instability in the U.K. and globally relating to the U.K.’s departure from the European Union; (iii) the impact of fluctuations in foreign exchange rates, including the devaluation of the British Pound Sterling (GBP) relative to the U.S. Dollar (USD); (iv) the Company’s efforts to sell its U.K. operations may not result in any definitive transaction or enhance stockholder value; (v) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our acquisitions, joint ventures and de novo transactions; (vi) the Company’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (vii) potential reductions in payments received by the Company from government and third-party payors; (viii) the occurrence of patient incidents, governmental investigations and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (ix) the risk that the Company may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (x) potential operating difficulties, labor costs, client preferences, changes in competition and general economic or industry conditions that may prevent the Company from realizing the expected benefits of its business strategies. These factors and others are more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and subsequent periodic reports and other filings with the SEC.